Exhibit 10.3
Description of Compensation Arrangements for Non-Management Directors
As of July 15, 2025

The following is a description of the compensation arrangements for the non-management directors of Constellation Brands, Inc. The Company’s annual compensation program for non-management directors for their service as directors consists of a board cash retainer, a non-executive board chair cash retainer, committee chair fees, restricted stock units, an annual product allowance, and two charitable matching programs.

The board cash retainer consists of an annual retainer equal to $105,000 paid in quarterly installments. The non-executive board chair cash retainer consists of an annual retainer equal to $200,000 to be paid to the Board’s non-executive chair, if any, payable in quarterly installments. The committee chair fees consist of annual fees of $25,000 for the chair of the Audit Committee, $20,000 for the chair of the Human Resources Committee, and $20,000 for the chair of the Corporate Governance, Nominating, and Responsibility Committee, which are paid in quarterly installments.

Long-term incentive awards in the form of restricted stock units granted under the Company’s Long-Term Stock Incentive Plan are another element of non-management director compensation. As approved by the Board of Directors, each non-management director receives annually a restricted stock unit award with a grant date fair value of $185,000. (Each restricted stock unit represents a contingent right to receive one share of the Company’s Class A Common Stock.)

The value of long-term incentive awards is pro-rated for new directors. While the Board has the flexibility to determine at the time of each grant the vesting provisions for any grant, whether on-cycle or off-cycle, restricted stock units generally vest on July 10th following the date of grant. The Long-Term Stock Incentive Plan, Amended and Restated as of July 18, 2017, is filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated July 18, 2017 and filed July 20, 2017.

Non-management directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board and Committee meetings. They also receive an annual product allowance in the form of a $10,000 cash payment and are eligible to participate in the Company’s charitable matching programs pursuant to which the Company will match donations by non-management directors up to $5,000 per calendar year to charitable organizations focused on health, education, or the arts and up to $5,000 per calendar year for contributions to the Company’s political action committee.

Members of the Board of Directors who are members of management serve without receiving any additional fees or other compensation for their service on the Board.